Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue – 5th Floor Hamilton HM 08 Bermuda 441-299-9375 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports Second Quarter 2005 Net Income of $66.8 Million

Hamilton, Bermuda, August 4, 2005 – Assured Guaranty Ltd. (NYSE: AGO) reported net income of $66.8 million, or $0.90 per diluted share, for the second quarter ended June 30, 2005, an increase of 55% compared with net income of $43.1 million, or $0.57 per diluted share, earned in the second quarter of 2004.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd., commented, “During the quarter, our insurer financial strength ratings, a key element of our strategic objectives, were significantly enhanced.  Standard and Poor’s announced a Stable outlook on their AAA rating and Fitch Ratings announced a new AAA rating with a Stable outlook for Assured Guaranty Corp., our U.S. direct financial guaranty insurer.  We continue to expand our financial guaranty direct platform, as well as receive a strong flow of facultative submissions in our Bermuda-based reinsurance company.”

Analysis of Net Income

($ in millions)

	2Q-05	2Q-04	% Change
Net income	$66.8	$43.1	55%
Less: After-tax realized gains on investments	1.2	6.3	(81)%
Less: After-tax unrealized (losses) gains on derivatives	(9.7)	9.0	NMF
Operating income	$75.2	$27.9	170%

Weighted average shares outstanding (in millions):
Basic	73.8	75.0	(2)%
Diluted	74.1	75.0	(1)%

Per Diluted Share

	2Q-05	2Q-04	% Change
Net income	$0.90	$0.57	58%
Less: After-tax realized gains on investments	0.02	0.08	(75)%
Less: After-tax unrealized (losses) gains on derivatives	(0.13)	0.12	NMF
Operating income	$1.02	$0.37	176%

To assist analysts and investors in evaluating the Company’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release. In each case, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP measure is provided. This presentation is consistent with the way that Company management, analysts and investors evaluate the Company’s financial results and is comparable to the earnings per share estimates published by analysts in their research reports on the Company.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and mortgage guaranty gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.

Operating income, a non-GAAP financial measure, was $75.2 million, or $1.02 per diluted share, in the second quarter of 2005, an increase of 170% from $27.9 million, or $0.37 per diluted share, in the second quarter of 2004.  Assured Guaranty’s second quarter 2005 operating income included net after-tax income of $41.4 million, or $0.56 per diluted share, related to the CFS Related Securities Fraud Litigation Settlement (“CFS Settlement”), net after-tax income of $1.9 million, or $0.03 per diluted share, related to the novation of Financial Security Assurance Inc.’s reinsurance book from Assured Guaranty Corp. (“AGC”) to Assured Guaranty Re Ltd. (“FSA Transaction”), and net after-tax expenses of $1.3 million, or $0.02 per diluted share, related to AGC’s $200 million contingent capital facility (“AGC Contingent Capital Facility”).  Assured Guaranty’s second quarter 2004 operating income included net after-tax expenses of $9.6 million, or $0.13 per diluted share, for IPO-related accelerated vesting and replacement of stock rewards, and a net after-tax operating loss of $5.9 million, or $0.08 per diluted share, from our other segment, which consists of transactions and lines of business that we exited as part of our IPO in April 2004 (together, the “IPO-related translations”), and after-tax operating income of $3.6 million, or $0.05 per diluted share for the Mortgage Guaranty Commutation.

Income Statement Highlights:

Net Written Premiums by Segment

($ in millions)

	2Q-05	2Q-04	% Change
Financial guaranty direct	$20.4	$17.3	18%
Mortgage guaranty	1.9	0.9	111%
Financial guaranty reinsurance	8.0	35.8	(78)%
Total financial guaranty	30.2	54.0	(44)%
Other	—	(84.0)	NMF
Total	$30.2	$(29.9)	NMF

Net written premiums include the effect of the FSA Transaction in the second quarter of 2005 and IPO-related transactions in the second quarter of 2004. On a segment basis, net written premiums in the financial guaranty direct segment were $20.4 million, up 18% over the prior year period, principally due to the Company’s U.S. public finance business.  Mortgage guaranty net written premiums were $1.9 million versus $0.9 million in the prior year period.  Net written premiums in the financial guaranty reinsurance segment were $8.0 million, a decline of 78% over the prior year period, as net written premiums in the 2005 reporting period were reduced by net premium cessions of $18.4 million related to the FSA Transaction, as well as lower upfront premium volume compared to the prior year quarter.

The other segment, which includes businesses sold or discontinued as part of our IPO, has not generated net written or earned premiums since the second quarter of 2004.  The $(84.0) million of net written premiums in the second quarter of 2004 reflects the impact of IPO-related transactions.

Net Earned Premiums by Segment

($ in millions)

	2Q-05	2Q-04	% Change
Financial guaranty direct	$16.0	$16.1	(1)%
Mortgage guaranty	5.1	15.0	(66)%
Financial guaranty reinsurance	27.2	25.6	6%
Total financial guaranty	48.3	56.7	(15)%
Other	—	(66.0)	NMF
Total	$48.3	$(9.3)	NMF

Consolidated net earned premium comparisons with the prior year period are materially affected by the IPO-related transactions in the other segment in the second quarter of 2004.  On a segment basis, financial guaranty direct net earned premiums were $16.0 million in the second quarter of 2005 compared with $16.1 million in the second quarter of 2004, which included $1.9 million of net earned premiums from the Company’s single name credit default swap business that was sold in the first quarter of 2005. Mortgage guaranty net earned premiums declined to $5.1 million in the second quarter of 2005 from $15.0 million in the second quarter of 2004 due to the run-off of the Company’s quota share mortgage guaranty reinsurance treaties and $8.8 million of net earned premium in the second quarter of 2004 due to the Mortgage Guaranty Commutation. Financial guaranty reinsurance net earned premiums including municipal bond refundings were $27.2 million, up 6% over the second quarter of 2004.  Municipal bond refunding net earned premiums, which are included in the financial guaranty reinsurance segment, were $3.6 million ($0.02 per diluted share) in the current period compared with $4.4 million ($0.02 per diluted share) in the second quarter of 2004.

Underwriting Results by Segment

($ in millions)

	2Q-05	2Q-04	% Change
Underwriting gain (loss):
Financial guaranty direct	$1.1	$5.3	(79)%
Mortgage guaranty	3.1	11.2	(72)%
Financial guaranty reinsurance	73.8	14.6	405%
Total financial guaranty	77.9	31.0	151%
Other	—	(8.8)	NMF
Total	$77.9	$22.3	249%

Consolidated underwriting results were affected by the CFS Settlement in the second quarter of 2005 and by the impact of IPO-related transactions in the other segment in the second quarter of 2004.  Assured Guaranty reported a consolidated underwriting gain of $77.9 million in the second quarter of 2005, including the $63.7 million recovery from the CFS Settlement, compared to an underwriting gain of $22.3 million in the second quarter of 2004.

On a segment basis, the underwriting gain for the financial guaranty direct segment was $1.1 million in the second quarter of 2005, down from $5.3 million in the second quarter of 2004, due to a $4.5 million case loss reserve established on a sub-prime mortgage transaction in the second quarter of 2005.  The mortgage guaranty segment’s underwriting results declined 72% in the second quarter of 2005 to $3.1 million from $11.2 million in the second quarter of 2004, which included a $5.5 million underwriting gain on the Mortgage Guaranty Commutation.

The underwriting gain for the financial guaranty reinsurance segment in the second quarter of 2005 rose 405% to $73.8 million, including the $63.7 million loss recovery from the CFS Settlement.  The segment’s underwriting results in the second quarter of 2005 also included a $1.2 million case loss reserve on a manufactured housing transaction and a $2.8 million underwriting loss on the FSA transaction.

Shareholders’ Equity Highlights:

(amounts in millions except per share data)

	As of
	June 30,	December 31,
	2005	2004
Book value	$1,619.5	$1,527.6
Net UPR less DAC - after-tax(1)	304.2	268.6
Net present value of estimated installment premiums in-force - after-tax(2)	300.6	297.1
Adjusted book value	$2,224.3	$2,093.3

Shares outstanding at the end of period (in millions)	74.9	75.7

Book value per share outstanding:
Book value	$21.63	$20.19
Net UPR less DAC - after-tax(1)	4.06	3.55
Net present value of estimated installment premiums in-force - after-tax(2)	4.01	3.93
Adjusted book value	$29.71	$27.67

(1)       Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

(2)       Due to reporting lag by our ceding companies, the present value of estimated installment premiums in force in our reinsurance segment is reported on a one-quarter lag.

At June 30, 2005, the Company’s book value per share was $21.63, an increase of 7% over the book value of $20.19 reported at December 31, 2004 due to the increase in retained earnings since year end.  Adjusted book value per share, a non-GAAP financial measure, was $29.71 at June 30, 2005, up 7% from December 31, 2004, reflecting the growth in net unearned premium reserves and net after-tax present value of estimated installment premiums in force, a non-GAAP financial measure.

New Business Production:

Analysis of Present Value of Gross Written Premiums (“PVP”)

($ in millions)

	Three Months Ended
	June 30,
	2005	2004
Premium analysis:
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP) (1)
Financial guaranty direct	$22.7	$14.4
Mortgage guaranty	—	—
Financial guaranty reinsurance	35.2	40.1
Total PVP	57.9	54.4
Less: Installment premium PVP	38.3	31.6
Upfront financial guaranty & mortgage guaranty GWP	19.6	22.9
Less: Upfront premium due to healthcare reassumption	(18.4)	—
Plus: Installment GWP	29.8	31.5
Financial guaranty & mortgage guaranty GWP	31.0	54.4
Other segment GWP	9.5	10.0
Total gross written premiums	$40.5	$64.4

(1) Due to reporting lags by our ceding companies, PVP for installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production, as measured by PVP, a non-GAAP financial measure, rose to $57.9 million in the second quarter of 2005, up 6% from the $54.4 million written in the second quarter of 2004.  The financial guaranty direct segment generated $22.7 million of PVP, a 58% increase over second quarter 2004 PVP of $14.4 million, and reflects the expansion of the Company’s direct financial guaranty business.  The number of transactions in the second quarter of 2005 increased materially compared to the first quarter of 2005, and the second quarter of 2004, but did not include any deals with PVP in excess of $5 million.  The Company closed two deals in the first quarter of 2005 and one deal in the fourth quarter of 2004 that had PVP in excess of $5.0 million.

The financial guaranty reinsurance segment’s second quarter 2005 PVP was $35.2 million, a decrease of 12% from the segment’s second quarter 2004 PVP of $40.1 million.  The second quarter of 2004 included $12.0 million in PVP on two reinsurance contracts that are no longer in force.

Investor Conference Call:  The Company will host a conference call for investors at 8:30 a.m. Eastern Daylight Time (9:30 a.m. Atlantic Daylight Time) on Friday, August 5, 2005.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 1-800-901-5247 (in the U.S.) or 1-617-786-4501 (International), passcode 59514532.  A replay of the call will be available through September 5, 2005.  To listen to the replay dial: 1-888-286-8010 (in the U.S.) or 1-617-801-6888 (International), passcode 20152572.

Please refer to the Assured Guaranty Financial Supplement – June 30, 2005, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/supplement.html for more detailed information on individual segment performance, together with additional disclosure on our financial guaranty portfolio and investment portfolio.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section describes why the non-GAAP financial measures presented in this press release are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  We believe the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is derived by beginning with shareholder’s equity (book value) and adding or subtracting the after-tax value of: the financial guaranty and mortgage guaranty unearned premium reserve net of prepaid reinsurance premiums and deferred acquisition costs and the present value of estimated future installment premiums (discounted at 6%) net of reinsurance.  The adjustments described above will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value.  Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premium and capital base.

Present value of estimated installment premiums in-force, which is a non-GAAP financial measure, represents our estimated future premiums on our in-force book of installment premium business in our financial guaranty direct and financial guaranty reinsurance segments.  Estimated future premiums may change from period to period due to changes in insured par outstanding due to actual prepayments or amortizations differing from previous estimates or due to a change in future estimates due to market conditions, interest rates or other factors.  It is calculated net of reinsurance ceded and using a discount rate of 6%.  We believe present value of estimated installment premiums is a useful measure for management, equity analysts and investors, because it permits the evaluation of future estimated installment premiums, similar to the GAAP financial measure of unearned premium reserve.

PVP, which is a non-GAAP financial measure, represents gross premiums and fees related to financial guaranty and mortgage guaranty contracts written in the current period, including upfront and installment premiums received on contracts written in the current period and the present value of estimated future installment premiums, discounted at 6% per year.   We use 6% as the present value discount because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented. We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of installment premiums on new contracts underwritten in a reporting period, which the GAAP gross premiums written does not adequately measure.

Assured Guaranty Ltd.

Consolidated Income Statements

	Three Months Ended
	June 30,
	2005	2004
	(dollars in millions)
Revenues
Gross written premiums	$40.5	$64.4
Net written premiums	30.2	(29.9)

Net earned premiums	48.3	(9.3)

Net investment income	23.7	23.5
Other income	(0.2)	—
Total revenues	$71.8	$14.2

Expenses
Loss and loss adjustment expenses	(59.1)	(60.0)
Profit commission expense	3.3	4.8
Acquisition costs	11.7	8.4
Other operating expenses	14.5	26.6
Other expenses	5.9	2.5
Total expenses	$(23.7)	$(17.6)

Income before provision for income taxes	95.5	31.8

Total provision for income taxes	20.3	3.9

Operating income	$75.2	$27.9

After-tax net realized investment gains	1.2	6.3
After-tax unrealized (losses) gains on derivative financial instruments	(9.7)	9.0

Net income	$66.8	$43.1

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	June 30,	December 31,
	2005	2004
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,076.8	$1,965.1
Short-term investments, at cost which approximates fair value	121.1	175.8
Total investments	2,197.9	2,140.9

Cash and cash equivalents	4.7	17.0
Accrued investment income	21.4	21.9
Deferred acquisition costs	188.2	186.4
Prepaid reinsurance premiums	13.8	15.2
Reinsurance recoverable on ceded losses	112.4	120.2
Loss recovery receivable	63.7	—
Premiums receivable	28.5	40.8
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	34.5	43.9
Other assets	21.0	22.3
Total assets	$2,771.6	$2,694.0

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$530.2	$521.3
Reserves for losses and loss adjustment expenses	206.4	226.5
Profit commissions payable	45.4	61.7
Reinsurance balances payable	21.9	25.1
Current income taxes	28.4	—
Deferred income taxes	18.2	40.1
Funds held by Company under reinsurance contracts	53.8	50.8
Long-term debt	197.3	197.4
Other liabilities	50.5	43.7
Total liabilities	1,152.1	1,166.4

Shareholders’ equity
Common stock	0.7	0.8
Treasury stock	(7.9)	(7.9)
Additional paid-in capital	884.4	894.2
Unearned stock grant compensation	(10.1)	(6.7)
Retained earnings	674.8	568.3
Accumulated other comprehensive income	77.5	79.0
Total shareholders’ equity	1,619.5	1,527.6

Total liabilities and shareholders’ equity	$2,771.6	$2,694.0

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its statements regarding PVP and present value of estimated installment premiums in force, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors and Media

Sabra Purtill

Managing Director, Investor Relations

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com